EXHIBIT 99.1

FOR IMMEDIATE RELEASE:  July 13, 2005

CONTACT:	Craig Wanichek
Director of Corporate Communications
Monaco Coach Corporation
(541) 681-8029

Monaco Coach Corporation Announces Closure of Royale Coach

Monaco’s Luxury Bus Conversion Subsidiary, Royale Coach, will close permanently in November

Coburg, Oregon – July 13, 2005 – Monaco Coach Corporation announced today that it will permanently cease operations at its Royale Coach subsidiary.  The Elkhart, Indiana plant shutdown is presently scheduled for November 2005.  The Company explored several alternatives prior to making the decision to close its luxury bus conversion facility.  Royale Coach has been converting approximately 22 bus shells annually.

“In today’s bus conversion market, success is generally achieved when the manufacturer sells direct to the retail customer and not through a dealer network,” said John Nepute, President of Monaco Coach Corporation.  “This type of distribution is counter to our current marketing strategies.  Monaco Coach Corporation is in fact trying to strengthen our dealer network and is moving to create deeper and closer ties with our dealer partners.  At our Dealer Congress meeting last week we unveiled the Franchise for the Future Program to our Class A motorhome dealers which we are confident will move us in that direction.”

Most of the approximately 85 employees will be eligible for transfers to other Monaco locations in the local area.  “Redeploying the talent and resources of Royale Coach will also help us focus on our core business strategies in the much larger Class A, Class C and towables markets,” said Kay Toolson, Chairman and C.E.O.

Monaco Coach Corporation stated it will stand behind all established warranty and service commitments.  The Company has also invited all Royale Club members to stay involved in other Monaco Coach Corporation club groups and events.

“Due to the size and productivity of this facility, closing it will not materially affect our ongoing revenues or earnings,” stated Marty Daley, Chief Financial Officer. “We expect a one-time charge associated with the closure of the subsidiary of $1.5 million to $1.75 million in the third quarter.”

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Eastern Oregon and Indiana, Monaco Coach Corporation employs approximately 5,500 people and is one of the nation’s leading manufacturers of recreational vehicles. The Company offers entry-level priced towable RVs up to custom made luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver and  McKenzie brand names.  For additional information about Monaco Coach Corporation please visit www.monacocoach.com.

The statements above regarding the closure of a subsidiary and its effect on revenues and earnings are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including but not limited to larger than projected closure costs.  Please refer to the Company’s SEC reports, including but not limited to the most recent Form 10-Q, the annual report on Form 10-K for 2004, and the 2004 Annual Report to Shareholders for additional factors. These filings can be accessed over the Internet at http://www.sec.gov/.

###